Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-8 No. 333-132443) pertaining to the Ultra Petroleum Corp. 2005 Stock Incentive Plan, and

(2)	Registration Statement (Form S-3 No. 333-89522) of Ultra Petroleum Corp.;
of our reports dated February 26, 2007, with respect to the consolidated financial statements of Ultra Petroleum Corp., Ultra Petroleum Corp. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Ultra Petroleum Corp., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

Houston, Texas
February 27, 2007